SEARCHLIGHT MINERALS CORP.

#120 – 2441 W. Horizon Ridge Pkwy	TEL: (702) 939-5247
Henderson, Nevada 89052	FAX: (702) 939-5249

January 30, 2006	OTC BB: SRCH

FOR IMMEDIATE DISSEMINATION

CLOSING OF PRIVATE PLACEMENT FOR AGGREGATE GROSS
PROCEEDS OF US$1.755 MILLION

The board of directors of Searchlight Minerals Corp. (the “Company”) announced today the following:

Closing of $1.755 Million Private Placement

The Company has closed its Private Placement of 39 units to raise aggregate gross proceeds of US$1.755 Million (the “Private Placement”). The Private Placement units were issued to accredited investors resident in the United States pursuant to Regulation D of the Securities Act of 1933. Each unit (a ”Unit”) consisted of 100,000 Shares of the Company’s common stock (a “Share”), 100,000 purchase warrants with each warrant entitling the subscriber to purchase one additional Share for a period of two years from the closing of the Private Placement at an exercise price equal to US$0.65 per Share.

The securities were sold on a best efforts agency basis by S&P Investors, Inc. (the "Agent") represented by Bruce Lazier. In connection with the Private Placement, the Agent received a fee of US$87,750 and warrants to purchase 390,000 shares at a price of US$0.65 per share for a period of two years from the closing of the Private Placement.

Forward-Looking Statements:

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with US securities regulators. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.